Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of The First Bancshares, Inc. of our reports dated March 18, 2019 on the consolidated financial statements and the effectiveness of internal control over financial reporting of The First Bancshares, Inc. and subsidiary, which are included in the Annual Report on Form 10-K for the year ended December 31, 2018, and to the reference of us under the heading “Experts” in the proxy statement-prospectus.

/s/ CROWE LLP

Atlanta, Georgia

September 11, 2019